Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

Charles Elliott Andrews ("Employee”) and H&R Block, Inc., on behalf of itself and its direct and indirect wholly owned subsidiaries (collectively “Company”) enter into this Separation and Release Agreement (“Release Agreement”) under the terms and conditions recited below:

I.           Recitations

A.           Employee is currently employed as President of Harbor Business Services, Inc. (formerly known as RSM McGladrey Business Services, Inc.), a wholly owned subsidiary of H&R Block, Inc.  Due to changing business needs, Employee has been notified that his employment with Company will end on the earlier of: (a) the date Employee signs this Release Agreement or (b) the date that is forty-five (45) calendar days following the date Employee is provided this Release Agreement (the “Termination Date”).

B.           Employee and Company wish to enter into a full and final settlement of all issues and matters that exist between them as of the date Employee signs this Release Agreement, which include, but are not limited to, any issues and matters that may have arisen out of Employee’s employment with or separation from Company.

C.           Employee specifically acknowledges that Company has advised him to seek his own personal legal counsel prior to signing this Release Agreement.

D.           In exchange for the mutual promises of Employee and Company set forth in this Release Agreement, Employee and Company agree to the terms and conditions set forth below.

II.           Basic Terms of the Release Agreement

A. Upon the Company’s receipt of a fully executed copy of this Release Agreement and after the expiration of the period defined in paragraph III(A) below, Company agrees to provide Employee with the following payments and benefits:

1.           Severance Plan Benefits.  Employee’s separation from employment will constitute a Qualifying Termination, but not a Change in Control Termination, as defined in the H&R Block, Inc. Executive Severance Plan applicable to Employee (the “Plan”) (a copy of the Plan is attached to this Release Agreement as Exhibit A).  Accordingly, Company shall provide Employee the following payments and benefits to which he would be entitled under the Plan, which shall be payable and provided in accordance with and subject to the terms of the Plan unless otherwise specified below:

a.           Severance Payment.  Company will pay to Employee a lump sum payment in the amount of $945,000.00, less applicable tax withholdings, which shall be payable six (6) months following the Termination Date.

b.           COBRA Subsidy.  Company will pay Employee a lump sum payment of $12,226.56, less applicable tax withholdings, which represents Employee’s monthly post-employment premium for health and welfare benefits under COBRA for twelve (12) months, which shall be payable six (6) months following the Termination Date.

c.           Short-Term Incentive Payment.  Company will pay Executive a pro-rata award of any award payable under any applicable Short-Term Incentive (“STI”) Plan for fiscal year 2012 based upon Employee’s actual performance and the attainment of goals established under the STI Plan as determined by the H&R Block, Inc. Board of Directors in its sole discretion.  Such pro-rata award, if any, shall be payable in accordance with the Company’s short-term incentive process and subject to the terms and conditions of any applicable STI Plan.  Company will pay Employee any short term incentive award due him at the time such awards are generally payable under the applicable STI Plan to other participants.

d.           Performance Shares.  Company will pay Executive a pro-rata award of any outstanding performance shares granted under the 2003 Long-Term Executive Compensation Plan (or any predecessor or successor plan) as of the Termination Date based on the achievement of the performance goals at the end of the then applicable performance period.

e.           Stock Options.  Those portions of any incentive stock options and nonqualified stock options to purchase shares of H&R Block, Inc.’s common stock granted to Employee under the 2003 Long-Term Executive Compensation Plan (or any predecessor or successor plan) and outstanding on the Termination Date and that are scheduled to vest between the Termination Date and twelve (12) months thereafter (based solely on the time-specific vesting schedule included in the applicable stock option agreement), shall vest and become exercisable as of the Termination Date.  With respect to any stock options that are vested or become vested pursuant to this subparagraph, Employee may exercise such options until the earlier of (a) fifteen (15) months following the Termination Date; or (b) the last day the options would have been exercisable if Employee had not incurred a separation from service.  A list of the stock options vested as of the date of this Release Agreement, to become vested pursuant to this subparagraph, and that shall be forfeited on the Termination Date is attached as Exhibit B.

f.           Outplacement Services.  Company will pay an amount not to exceed $1,000.00 per month directly to Lee Hecht Harrison (“Harrison”) for standard executive outplacement services to be provided by Harrison to Employee for a period not to exceed fifteen (15) months beginning on the Termination Date.

2.           Additional Payment.  In addition to those payments and benefits under the Plan as described in paragraph II(A)(1), in recognition of Employee’s successful management of the sale of RSM McGladrey, Inc., which was completed on November 30, 2011, Company agrees to pay Employee the amount of $3,000,000.00, less applicable tax withholdings, in a lump sum payment to be made ninety (90) days following the Termination Date.

B.           Employee acknowledges and agrees that he is not entitled to the payments or benefits set forth under paragraph II(A) unless Employee signs and returns this Release Agreement within forty-five (45) calendar days of receiving it.  Employee may evidence his agreement to the terms and conditions of this Release Agreement by returning a copy of this Release Agreement, signed by him, at any time prior to conclusion of the forty-five (45) day period.  If Employee signs and returns this Release Agreement and such executed Release Agreement becomes binding because Employee has not revoked his signature within seven (7) calendar days after signing in the manner described in paragraph III(A), the payments and benefits set forth under paragraph II(A) will become due and payable as set forth in paragraph II(A) above.

C.           Employee agrees to the following:

1.           Release of Claims.  Employee agrees to release and discharge Company, and any of its related companies, present and former officers, agents, successors, assigns, other employees and attorneys from any and all claims arising before the date Employee signs the Release Agreement including, without limitation, any claims that may have arisen from Employee’s employment with or separation from Company, all as more fully set forth in paragraphs IV(A) through (F) below.

2.           Confidential Information.  Employee agrees, during and after the term of this Release Agreement he will not, without the prior written consent of Company, directly or indirectly use for the benefit of any person or entity other than Company, or make known, divulge or communicate to any person, firm, corporation or other entity, any confidential or proprietary information, knowledge or trade secrets acquired, developed or learned of by Employee during his employment with Company.  Employee shall not retain after the Termination Date, any document, record, paper, disk, tape or compilation of information relating to any such confidential information.

3.           Return of Company Property.  Employee shall return to Company by the Termination Date, any and all things in his possession or control relating to Company and its related entities, including but not limited to any equipment issued to Employee, all correspondence, reports, contracts, financial or budget information, personnel or labor relations files, office keys, manuals, and all similar materials not specifically listed here.  Employee further agrees that as of the Termination Date he will have no outstanding balance on his corporate credit card for which appropriate travel and expense accounting has not been submitted.

4.           Non-Solicitation of Employees.  For a period of two years after the Termination Date, Employee agrees that he will not directly or indirectly recruit, solicit, or hire any employee of the Company or of its parents, subsidiaries or related companies (collectively “Affiliates”) or otherwise induce any Company or Affiliate employee to leave the employment of the Company or Affiliate to become an employee of or otherwise be associated with any other party or with Employee or any company or business with which Employee is or may become associated.  The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

5.           Non-Solicitation of Customers.  For a period of two years after the Termination Date, Employee agrees that he will not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer, provided that this paragraph will only apply to customers for whom Employee personally provided services while employed by the Company or customers about whom or which Employee acquired material information while employed by the Company.  The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

6.           Non-Competition.  For two years after Employee’s Termination Date, Employee agrees that he will not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant or advisor to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of Block (as defined below).  The definition of “Line of Business of Block” shall be determined as of the Termination Date and shall mean any line of business (including lines of business under substantial evaluation or substantial development) of the Company as of such date, as well as any one or more lines of business (including lines of business under substantial evaluation or substantial development) of any Affiliate as of such date, if Employee was employed during the two-year period preceding the Termination Date by such Affiliate, provided that, “Line of Business of Block” will in all events include, but not be limited to, the income tax return preparation business, and provided further that if Employee’s employment was, as of the Termination Date or during the two-year period immediately prior to the Termination Date, with the Company or any successor entity thereto, “Line of Business of Block” means any line of business (including lines of business under substantial evaluation or substantial development) of Block and all of the Affiliates as of the date of Employee’s termination.  The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

7.           Non-disparagement.  Employee agrees he will not disparage Company or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of Company.  This clause has no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of discrimination laws.

8.           Employee Availability/Cooperation. Employee agrees to make himself reasonably available to the Company and/or any Affiliate to respond to requests for information pertaining to or relating to the Company or its Affiliates, agents, officers, directors, or employees.  Employee also agrees to reasonably assist and cooperate with the Company and/or any Affiliate (and their outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee.  Employee will perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.  Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse Employee for the reasonable out-of pocket expenses incurred as a result of such cooperation.

9.           Resignation.  Employee agrees that, as of the Termination Date, he resigns from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, the Company or its Affiliates, and any benefit plans of the Company or its Affiliates.  Employee will execute the resignations attached as Exhibit C contemporaneously with his execution of this Release Agreement.

III.           Acknowledgments and Additional Terms

A.           Revocation Period.  Employee acknowledges that he may revoke his acceptance of the terms and conditions of this Release Agreement at any time within seven (7) calendar days after the day on which he originally returned his signed copy of the Release Agreement to the Company.  Such revocation, to be effective, must be delivered by written notice, in a manner so the notice is received on or before the seventh day by:  Vice President, Human Resources/Total Rewards, H&R Block, Inc., One H&R Block Way, Kansas City, MO  64105; with a copy to General Counsel, H&R Block, Inc., One H&R Block Way, Kansas City, MO  64105.

B.           Opportunity to Consult Personal Attorney.  Employee acknowledges he has consulted or has had the opportunity to consult with his personal attorney prior to executing the Release Agreement.

C.           No Admission of Liability.  Employee and Company agree that nothing in this Release Agreement is an admission by either of any wrongdoing, and that nothing in this Release Agreement is to be construed as such by anyone.

D.           Consideration.  Employee agrees that provision of the payments and benefits set forth in paragraph II(A) are valuable consideration to which Employee would not otherwise be entitled.

E.           Choice of Law.  All disputes which arise out of the interpretation and enforcement of this Release Agreement shall be governed by the laws of the State of Missouri without giving effect to its choice of law provisions.

F.           Entire Agreement.  This Release Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the parties.  The parties acknowledge the terms of the Plan can be terminated or changed according to the terms set forth in the Plan.  The parties acknowledge the terms of this Release Agreement can only be changed by a written amendment to the Release Agreement signed by both parties.

G.           No Reliance.  The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Release Agreement, except for those set forth in writing in this Release Agreement or in the Plan.

H.           Separate Signatures.  Separate copies of this Release Agreement shall constitute originals which may be signed separately but which together will constitute one single agreement.

I.           Effective Date.  This Release Agreement becomes effective and binding on the eighth calendar day following Employee’s execution of the Release Agreement.

J.           Severability.  If any provision of this Release Agreement, including the Plan, is held to be invalid, the remaining provisions shall remain in full force and effect.

K.           Continuing Obligations.  Any continuing obligations Employee has after separation of employment pursuant to any employment agreement with Company, the Plan, or by operation of law are intended to survive this Release Agreement.  The terms of this Release Agreement add to any such obligations and are not intended to otherwise modify them in any way.

L.           409A Representations.  Company has made a good faith effort to comply with current guidance under Section 409A of the Internal Revenue Code.  Notwithstanding the foregoing or any provision in this Agreement to the contrary, Company does not warrant or promise compliance with Section 409A, and Employee understands and agrees that he shall not have any claim against Company or any Affiliate for any good faith effort taken to comply with Section 409A.

IV.           Release

A.           In consideration of the recitations and agreements listed above, Employee releases, and forever discharges Company and each and every one of its parent, affiliate, subsidiary, component, predecessor, and successor companies, and their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns (collectively the “Released Parties”), from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, claims for attorneys’ fees, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between Employee and the Released Parties up to the date Employee signs this Release Agreement.

B.           This release of claims includes, but is not limited to:  (1) any claims Employee may have relating to any aspect of his employment with the Released Parties and/or the separation of that employment; (2) any breach of an actual or implied contract of employment between Employee and the Released Parties; (3) any claim of unjust or tortious discharge; (4) any common law claim (including but not limited to fraud, negligence, intentional or negligent infliction of emotional distress, negligent hiring/retention/supervision, or defamation); (5) (i) any claims arising under the Civil Rights Act of 1866,

42 U.S.C. § 1981, (ii) the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended by the Civil Rights Act of 1991, (iii) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. (including but not limited to the Older Worker Benefit Protection Act), (iv) the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq., (v) the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq., (vi) the American with Disabilities Act, 42 U.S.C. §§ 12101, et seq., (vii) the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et. seq., (viii) the National Labor Relations Act, 29 U.S.C. §§ 151, et. seq., and (ix) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; (6) any applicable state employment discrimination statute; (7) any applicable state worker’s compensation statute; and (8) any other federal, state, or local statutes or ordinances.

C.           Employee further agrees in the event any person or entity should any charge, claim, complaint, or action of the type listed in or contemplated by paragraph IV(B) on his behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.  This Release Agreement does not affect, however, the Equal Employment Opportunity Commission’s (“EEOC’s”) rights and responsibilities to investigate or enforce applicable employment discrimination statutes.

D.           For purposes of the Age Discrimination in Employment Act (“ADEA”) only, this Release Agreement does not affect the EEOC’s rights and responsibilities to enforce the ADEA, nor does this Release Agreement prohibit Employee from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Release Agreement) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC.  Nevertheless, Employee agrees that the Released Parties will be shielded against any recovery by Employee, provided this Release Agreement is valid under applicable law.

E.           Employee agrees that he has received, attached to this Agreement as Exhibit D: (i) the ages and levels of all Company employees selected for termination as a result of the elimination of all positions in this business unit, (ii) the ages and levels of any Company employees not selected for termination, and (iii) the eligibility factors and time limits applicable to this group separation program.

F.           Employee agrees he waives any right to participate in any settlement, verdict or judgment in any class action against the Released Parties arising from conduct occurring on or before the date Employee signs this Release Agreement, and that he waives any right to accept anything of value or any injunctive relief associated with any such pending or threatened class action against the Released Parties.

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    THIS IS A RELEASE OF CLAIMS - READ CAREFULLY BEFORE SIGNING

I have read this Separation and Release Agreement.  Company advised me to seek the advice of counsel regarding the meaning and effect of this Release Agreement, and I have had the opportunity to do so.  I fully understand the terms of this Release Agreement and I understand it is a complete and final release of any of my claims against the Released Parties (as defined in this Release Agreement).  I sign the Release Agreement as my own free act and deed.

CHARLES ELLIOTT ANDREWS /s/ Charles Elliott Andrews Date: March 6, 2012
H&R BLOCK, INC. /s/ William C. Cobb By: William C. Cobb Title: President and Chief Executive Officer Date: March 6, 2012

EXHIBIT A

H&R BLOCK, INC. EXECUTIVE SEVERANCE PLAN

Filed as Exhibit 10.2 to the Company’s quarterly report on Form 10-Q for the quarter ended July 31, 2009, as filed with the Securities and Exchange Commission on September 4, 2009.

EXHIBIT B

STOCK OPTION SUMMARY

Grant Date	Grant Price	Shares Granted	Vested	Accelerated
7/1/2009 (ISO*)	$17.33	17,310	11,540	5,770
7/1/2009 (NQ)	$17.33	43,565	29,043	14,522
10/1/2010 (ISO)	$12.59	15,884	0	0**
10/1/2010 (NQ)	$12.59	28,191	11,018	11,019**
6/30/2011 (NQ)	$16.04	46,295	0	15,431**
		Total	51,601	46,742

* ISO will be reclassified to NQ due to extension of the time period to exercise.

** Executive forfeits 15,884 ISO and 6,154 NQ options from the October 1, 2010 grant and 30,864 NQ options from the June 30, 2011 grant.

EXHIBIT C

RESIGNATION

To Whom It May Concern:

Effective on the date signed below, I hereby resign from the following director and officer positions:

Entity Name	Title
Harbor Business Services, Inc. (formerly RSM McGladrey Business Services, Inc.)	President
RSM EquiCo, Inc.	Director
RSM EquiCo, Inc.	President

/s/ Charles Elliott Andrews
Charles Elliott Andrews

Dated: March 6, 2012

EXHIBIT D

Older Worker Benefit Protection Act List

What follows is a list by level and age of employees of Harbor Business Services, Inc. (formerly known as RSM McGladrey Business Services, Inc.) who have been selected and not selected for involuntary termination on or about February 29, 2012 due to the elimination of all positions in this business unit.  Employees who were selected for involuntary termination are eligible for severance benefits by virtue of their selection for termination and if they execute and do not revoke the Release Agreement.

Level	Age	Selected	Not Selected
President	60	X
Chief Financial and Operations Officer	60	X
General Counsel	58	X